Exhibit (a)(1)(A)(i)

Supplement to Infinera Corporation
Offer to Exchange Certain
Outstanding Options to Purchase Common Stock
for New Awards, dated January 25, 2010

Supplement Date: February 12, 2010

Infinera Corporation (“Infinera” or the “Company”) hereby amends and supplements its offer to exchange certain of the Company’s outstanding options to purchase common stock granted before January 25, 2009, under the Infinera Corporation 2007 Equity Incentive Plan (the “Plan”) with an exercise price per share greater than $8.16, whether vested or unvested, that remain outstanding as of the expiration of this offer, for restricted stock units or, for certain employees, options to purchase shares of our common stock, upon the terms and conditions set forth in the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Awards, dated January 25, 2010 (as amended and supplemented from time to time, the “Offer to Exchange”).

 The Offer to Exchange is hereby revised and supplemented as follows:

7. Conditions to the Offer.

The Offer to Exchange is hereby amended by deleting the first bullet under the heading “7. Conditions to the Offer” in its entirety and replacing it with the following which deletes the word “threatened” from the prior disclosure:

“•           There will have been instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;”

10. Information concerning Infinera.

The Offer to Exchange is hereby amended by deleting the last two paragraphs under the heading “10. Information concerning Infinera.” in their entirety and replacing them with the following:

“The Company had a book value per share of $3.88 on September 26, 2009 (calculated using the book value as of September 26, 2009, divided by the number of outstanding shares of our common stock as of September 26, 2009).

For the fiscal years ended December 27, 2008 and December 26, 2009, and the nine-months ended September 26 2009 and September 27, 2008, the Company had no fixed charges.”

18. Financial Statements.

The Offer to Exchange is hereby amended by deleting section “18. Financial Statements.” in its entirety and replacing it with the following:

“The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, including the financial information set forth in Item 8 – Financial Statements and Supplementary Date therein, and our Quarterly Reports on Form 10 Q for the fiscal quarters ended March 28, 2009, June 27, 2009 and September 26, 2009, including the financial information set forth in Item 1 – Condensed Consolidated Financial Statements in each such Quarterly Report, is incorporated herein by reference. Attached as Schedule D to this Offer to Exchange is a summary of our financial statements for the fiscal year ended December 27, 2008 and the fiscal quarters ended March 28, 2009, June 27, 2009 and September 26, 2009.  You may obtain copies of our SEC filings by following the directions in Section 17 of this Offer to Exchange.”

Schedule D

The Offer to Exchange is hereby amended and supplemented by inserting Schedule D at the end of the Offer to Exchange.  The text of Schedule D is as follows:

SCHEDULE D

SUMMARY FINANCIAL STATEMENTS
OF INFINERA CORPORATION

Consolidated Financial Data

	For the Nine Months Ended September 26, 2009	For the Nine Months Ended September 27, 2008	For the Year Ended 2008	For the Year Ended 2007
	(Unaudited)		(Audited)
	(In thousands, except per share data)
Statement of Operations Data:	$218,920	$419,868	$519,212	$245,852
Revenue	$67,934	$195,589	$233,555	$76,589
Gross profit	$(70,035)	$80,397	$73,433	$(43,096)
Income (loss) from operations	$(67,971)	$85,416	$78,728	$(55,342)
Net income (loss)
Net income (loss) per common share:	$(0.71)	$0.93	$0.85	$(1.09)
Basic	$(0.71)	$0.88	$0.81	$(1.09)
Diluted
Weighted average shares used in computing net income (loss) per common share:	95,100	92,087	92,427	50,732
Basic	95,100	97,061	97,088	50,732
Diluted	$218,920	$419,868	$519,212	$245,852

	As of September 26, 2009	As of September 27, 2008	As of December 27, 2008	As of December 29, 2007
	(Unaudited)		(Audited)
	(In thousands)
Balance Sheet Data:
Current assets	$410,522	$369,792	$373,202	$454,345
Non-current assets	$68,285	$125,048	$133,865	$74,843
Current liabilities	$85,782	$75,330	$83,500	$216,755
Non-current liabilities	$18,450	$15,939	$18,104	$17,859
Stockholders' equity	$374,575	$403,571	$405,463	$294,574

Book Value Per Share. Our book value per share as of our most recent balance sheet dated September 26, 2009 was $3.88.

The Company has no fixed charges for the periods reported.